EXHIBIT 10.1

AGREEMENT

This agreement (this “Agreement”) has, on the date hereof, been entered into by and between

(A)	LGP Allgon Holding AB (556346 – 2620), a company duly organised and existing under the laws of Sweden and having offices at Antennvägen 6, SE – 187 80 Täby, Sweden (the “Company”); and

(B)	Powerwave Technologies, Inc., a company duly organised and existing under the laws of the State of Delaware and having offices at 1801 E. St. Andrew Place, Santa Ana, CA 92705, USA (the “Offeror”).

The Company and the Offeror are also referred to as “Party” or, collectively, “Parties”.

WHEREAS the Offeror and the Company believe that a combination of their respective businesses will create a world-wide leader in design and manufacture of a broad suite of wireless infrastructure products and result in a broad coverage of both the US and the European markets. A combined company will offer the opportunity to realise significant strategic and cost saving benefits. A combination will improve the companies’ ability to generate long term growth and shareholder value and will give the shareholders of both companies the opportunity to participate in the significant potential strategic and financial benefits expected to result from the combination;

WHEREAS the transaction is intended to be implemented by way of a tender offer (the “Offer”) by the Offeror for all the outstanding shares (the “Shares”) in the Company (the “Transaction”), in accordance with the draft press release enclosed hereto as Exhibit A;

WHEREAS as a condition to the Offeror’s willingness to commence the Offer, the Offeror has required that the Company enter into, and the Company has agreed to enter into, this Agreement;

WHEREAS this Agreement will be available to the public, inter alia as a result of its being filed by Offeror with the U.S. Securities and Exchange Commission and being a part of the prospectus in relation to the Offer; and

WHEREAS the Parties have a joint interest to make the Transaction possible and have therefore agreed as follows.

1. Implementation of the Transaction

As outlined above, the Parties believe that it is in the best interest of both Parties and of their respective shareholders, to implement the Transaction. Each Party therefore undertakes, to the extent permissible under applicable law and stock exchange rules and regulations, to take any reasonable and necessary actions and measures in order to facilitate and make possible the completion of the Transaction. As a result of the above, the Parties shall inter alia, where any exemption, approval or similar from any authority or other regulatory entity is necessary in order to fulfil any obligation of the Parties under this Agreement, make all necessary filings, submissions, applications or similar and take all other reasonable actions in order to obtain such exemption or approval.

2. Terms of the Transaction

The terms and conditions of the Transaction are set forth in the aforementioned Exhibit A, which exhibit is incorporated herein by reference. The Board of Directors of each of Offeror and the Company has unanimously approved the Transaction and agreed to recommend the Transaction to the respective shareholders of the Offeror and the Company.

3. Exclusivity Period

3.1	Each Party agrees to deal exclusively with the other Party, pursuant to the principles set out in this Agreement, for the period (the “Exclusivity Period”) commencing on the date hereof and ending on the earliest of (i) June 30, 2004, and (ii) the date the Offeror completes or withdraws the Offer. Accordingly, each Party will immediately cease and cause to be terminated any existing discussions or negotiations with any parties other than the other Party during the Exclusivity Period with respect to any potential Acquisition Proposal (as defined in section 3.2 (ii) below).

3.2	Neither of the Parties, nor any of their representatives (including but not limited to its directors, officers, affiliates, employees, advisors and counsel) will during the Exclusivity Period, without the other Party’s prior written consent:

(i)	take any act, directly or indirectly, which is intended to in any way adversely affect the ability to successfully complete the Transaction on or before June 30, 2004; or

(ii)	directly or indirectly, make, solicit, initiate or encourage enquiries from, or the submission of proposals or offers from, any other person, corporation, partnership or other business organisation whatsoever (including any of its officers, employees or representatives) relating to any acquisition of any of the shares or other equity-related financial instruments issued by any of the Parties or any recapitalisation, merger, asset sale or non-ordinary course license or other business combination or acquisition of all or a material portion of the assets of any of the Parties or any of its subsidiaries or any other similar transaction involving a Party or any of its subsidiaries (each an “Acquisition Proposal”) or participate in any discussions or negotiations regarding, or furnish to any other person any information with respect to, or otherwise co-operate in any way with or facilitate or encourage, any effort or attempt by any other person to do or seek to do any of the foregoing.

4. Unsolicited Offers

4.1	Nothing in this Agreement shall prevent either of the Parties from responding to a bona fide written unsolicited offer or proposal relating to a Company Superior Acquisition Proposal or an Offeror Superior Acquisition Proposal (as defined in sections 4.6 and 4.7 below), for which financing, to the extent required, is then committed or is capable of being obtained (as determined in good faith by the relevant Party’s Board of Directors after consultation with its financial and other advisors), made by a third party after the date hereof and which does not result from a breach of this Agreement if, and to the extent that, in the judgement of the Board of Directors of such Party acting in good faith and after consultation with its financial and legal advisors the failure to do so would be in breach of the fiduciary duties of the Board of Directors of such Party under applicable law or stock exchange rules and regulations.

4.2	Nothing in this Agreement will prevent the Board of Directors of any of the Parties from responding to a publicly announced Acquisition Proposal to the extent such response is required under applicable law or stock exchange rules and regulations.

4.3	To the extent permissible under applicable law and stock exchange rules and regulations the Parties make the following undertakings. Each Party will, as soon as practicable (but in no event later than 24 hours) following receipt thereof, provide notice to the other Party of any written Acquisition Proposal or any request for non-public information relating to, or for access to the properties, books or records of a Party or its subsidiaries in connection with such an Acquisition Proposal. Such notice to the other Party shall include a copy of any such written Acquisition Proposal (identifying the third party) and provide information related to the proposed transaction structure, form and amount of consideration and material conditions, and will provide or will be supplemented by such other details of the proposal or request as the other Party may reasonably request. Any information provided to a third party will be subject to a confidentiality agreement, the terms of which shall be no less restrictive than the Confidentiality Agreement, dated as of July 22, 2003, between the Parties (the “Confidentiality Agreement”). Any information provided to a third party that was not previously provided to the other Party shall be provided to such Party at the time it is provided to the third party. The Party receiving information pursuant to this paragraph, agrees that such information will be subject to the Confidentiality Agreement. The Parties shall, as soon as practicable, where any exemption or approval or similar from any authority or other regulatory entity is necessary in order to fulfil any of the obligations in this paragraph, make all necessary filings, submissions, applications or similar and take all other reasonable actions in order to obtain such exemption or approval.

4.4	If at any time during the Exclusivity Period the Company gives notice to the Offeror of any Company Superior Acquisition Proposal, as defined in section 4.6 below, the Parties shall negotiate in good faith during a period of five business days following such notice, for the purpose of affording a possibility to complete the Transaction by agreeing on a revised offer on terms which the Company’s Board of Directors determines, based on advice from the Company’s financial and legal advisors, are at least as favourable to the Company’s shareholders as the Company Superior Acquisition Proposal.

4.5	If at any time during the Exclusivity Period the Offeror gives notice to the Company of any Acquisition Proposal in respect of the Offeror not being an Offeror Superior Acquisition Proposal, as defined in section 4.7 below, the Parties shall negotiate in good faith during a period of five business days following such notice, for the purpose of affording a possibility to complete the Transaction by agreeing on a revised offer on terms which the Company’s Board of Directors determines, based on advise from the Company’s financial and legal advisors, will not put the Company’s shareholders in a less favourable financial position than if the Acquisition Proposal had not been made.

4.6	For purposes of this Agreement, a “Company Superior Acquisition Proposal” means an unsolicited bona fide written Acquisition Proposal in respect of the Company which, in the judgement of the Board of Directors of the Company, acting in good faith and after consultation with its financial and legal advisors, is financially superior to the Company’s shareholders compared to the Transaction.

4.7	For purposes of this Agreement, an “Offeror Superior Acquisition Proposal” means an unsolicited bona fide written Acquisition Proposal in respect of the Offeror which, in the judgement of the Board of Directors of the Offeror, acting in good faith and after consultation with its financial and legal advisors, will not put the Company’s shareholders in a less favourable financial position than if the Offeror Superior Acquisition Proposal had not been made.

5. Reimbursement Fee

If:

a)	any Party violates this Agreement in any material respect, provided that such violation has not been rectified by the breaching Party within two business days after rectification has been requested by the other Party; or

b)

the Board of Directors of any Party withdraws or materially adversely modifies its recommendation to its shareholders (with respect to Offeror, the recommendation to the shareholders to approve the issuance of its Common Stock in the Transaction and the amendment to its Certification of Incorporation to increase its authorized shares of Common Stock, and with respect to the Company, the recommendation to the shareholders to accept the Offer), provided that such withdrawal or adverse modification is not the result of either (i) such Party becoming aware that any information made public by the other Party in any material respect is incorrect or misleading, or that any material fact which should have been made public by the other Party has not been made public; or (ii) a “Material Adverse Effect” with respect to the other Party, as defined here below;

such Party shall be required to pay to the other Party a reimbursement of US$ 4 million, which amount represents a reasonable estimate of the amount necessary to compensate the other Party for all costs and expenses that such Party has incurred in connection with the Transaction, including without limitation (A) the expenses incurred in connection with the authorization, negotiation, preparation, execution and completion of the Transaction, the preparation, printing, filing and mailing of any disclosure documents, the solicitation of shareholder approvals and all other matters related to the Transaction and (B) other costs incurred by a Party by virtue of dedicating significant management and board attention to the investigation, negotiation and other matters relating to the Transaction. The Parties agree that such reimbursement shall be the sole and exclusive remedy of the Parties in the situations described in (a) and (b) above.

Material Adverse Effect shall for the purpose of this Agreement mean any event (an “Effect”) that materially negatively affects the other Party’s liquidity or results; provided, however, that, in no event shall any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect: (A) any change in the other Party’s share price or trading volume in and of itself, (B) any failure by the other Party to meet revenue or earnings projections in and of itself, (C) any Effect that results from conditions affecting the wireless communications industry generally or the economy of any country where the other Party’s has conducted operations generally, (D) any Effect that results from conditions affecting general worldwide economic, business or capital market conditions, (E) any Effect that results from changes in applicable laws after the date hereof, or (F) any Effect resulting from an outbreak or escalation of hostilities involving the United States or Sweden, the declaration by the United States or Sweden of a national emergency or war, or the occurrence of any acts of terrorism (except any such acts specifically aimed at the other Party’s business).

6. Investor Relations

Nothing in this Agreement shall be interpreted as prohibiting any Party and its representatives from engaging during the Exclusivity Period in normal course investor relations activities consistent with past practice including, without limitation, by issuing press releases in respect of business activities, financial results, reserve reports and other corporate developments or which are otherwise required by applicable law or stock exchange rules and regulations, or by participating in investor relation meetings and discussions with analysts and/or institutional shareholders provided such Party’s representatives in any such meetings or discussions do not in fact solicit the making of any Acquisition Proposal in any such meetings or discussions.

7. Confidentiality

The Parties acknowledge that this Agreement and the discussions between the Parties can not remain confidential and are not subject to the confidentiality agreement between the Parties dated July 22, 2003. Further, this Agreement shall be made public to the extent required by applicable law or stock exchange rules and regulations.

8. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Sweden without giving effect to any choice of law rule that would cause the application of the laws of any other jurisdiction.

9. Arbitration

Any dispute, claim or controversy, arising out of or relating to this Agreement, shall be referred to and finally settled by arbitration by three arbitrators in accordance with the arbitration rules of the London Court of International Arbitration. The Offeror shall nominate one arbitrator and the Company shall nominate one arbitrator, and the two Party nominated arbitrators shall nominate the third arbitrator, who shall act as chair of the tribunal. The arbitration proceedings shall take place in London, England, and shall be conducted in the English language.

This Agreement has been prepared in two originals, of which the Parties have taken one each.

November 30, 2003

Powerwave Technologies, Inc.	LGP Allgon Holding AB

/s/ BRUCE C. EDWARDS	/s/ BENGT BROMAN
Name: Bruce C. Edwards Title: President and Chief Executive Officer	Name: Bengt Broman Title: President

/s/ DAG TIGERSCHIÖLD
Name: Dag Tigerschiöld Title: Chairman

EXHIBIT A

(Reference is hereby made to the English translation of the joint press release issued by Powerwave and LGP Allgon in Sweden, dated December 1, 2003 filed pursuant to Rule 425 of the Securities Act of 1933, as amended, and incorporated herein by reference as Exhibit 99.1)